PROSPECTUS                                                    Rule 424b(3)
                                                              File No. 333-63052

                             FIRST INDUSTRIAL, L.P.



               Offer to exchange our 7.375% senior notes due March
                 15, 2011, which have been registered under the
                         Securities Act, for all of our
               outstanding 7.375% senior notes due March 15, 2011,
                         which have not been registered

                        --------------------------------

                          Terms of the Exchange Offer:



o Offer to exchange up to $200,000,000 aggregate principal amount of our new 7.375% senior notes due March 15, 2011 for an equal amount of our old 7.375% senior notes due March 15, 2011.

o    Expires 5:00 p.m., New York City time, on August 22, 2001 unless extended.

o You may withdraw your tender of old notes any time before the exchange offer expires.

o We will accept any and all old notes validly tendered and not withdrawn for exchange before the exchange offer expires.

o Not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions.

o    We will not receive any proceeds from the exchange offer.

o The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

o The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions relating to the old notes.

o The new notes will be evidence of the same indebtedness as the old notes and will be issued under, and entitled to the benefits of, the same indenture that governs the old notes.

o You may tender old notes only in denominations of $1,000 and integral multiples of $1,000.


     See "Risk Factors," which begins on page 10, for a discussion of certain factors that should be considered by holders before tendering their old notes in the exchange offer.
                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is July 23, 2001.

     In making your investment decision, you should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. We are offering to exchange the old notes only in places where offers and sales are permitted. You should not assume that the information contained and incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                   -----------


                                TABLE OF CONTENTS

                                                                            Page

Where You Can Find More Information...........................................1
Forward-Looking Information May Prove Inaccurate..............................2
Prospectus Summary............................................................3
First Industrial Realty Trust, Inc. and First Industrial, L.P.................9
Risk Factors.................................................................10
Use of Proceeds..............................................................14
Ratios of Earnings To Fixed Charges..........................................14
Description of Notes.........................................................14
The Exchange Offer...........................................................35
Policies With Respect to Certain Activities of First Industrial, L.P.........43
Federal Income Tax Considerations............................................45
Plan of Distribution.........................................................49
Legal Matters................................................................49
Experts......................................................................50



                                   -----------


     First Industrial, L.P. is a Delaware limited partnership. First Industrial Realty Trust, Inc. is the sole general partner of First Industrial, L.P. In this prospectus, "we," "us" and "our" refer to First Industrial Realty Trust, Inc. and its subsidiaries, including First Industrial, L.P., unless the context otherwise requires. The term "Notes" refers to the old and new notes.


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



                       WHERE YOU CAN FIND MORE INFORMATION

     First Industrial, L.P. is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission. You may read and copy any of First Industrial, L.P.'s reports and other information at, and obtain copies upon payment of prescribed fees from, the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. Those documents are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. In addition, the Commission maintains a Web site that contains reports, proxy and other information statements, and other information regarding registrants that file electronically with the Commission, at http://www.sec.gov.

     We incorporate by reference information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus.

     First Industrial, L.P. (file no. 333-21873) filed the following documents with the Commission and incorporates them by reference into this prospectus:

     (1) Annual Report on Form 10-K for the year ended December 31, 2000, filed March 28, 2001;

     (2) Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2000, filed July 6, 2001;

     (3) Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed May 15, 2001;

     (4)  Current Report on Form 8-K filed January 12, 2001;

     (5)  Current Report on Form 8-K/A No. 1 filed March 8, 2001;

     (6)  Current Report on Form 8-K filed March 16, 2001;

     (7)  Current Report on Form 8-K filed March 29, 2001; and

     (8)  Current Report on Form 8-K filed April 5, 2001.

     All documents filed by First Industrial, L.P. under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this exchange offer shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing to or calling us at First Industrial Realty Trust, Inc., Attention: Investor Relations, 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone (312) 344-4300.

     If you would like to request any documents, please do so by August 15, 2001 in order to receive them before the exchange offer expires.




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


                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE


     We make statements in this prospectus and the documents we incorporate by reference that are not based on historical facts, including statements regarding, among other items:

     o    the condition of the real estate market;

     o    legislative or regulatory changes affecting the real estate market;

     o legislative or regulatory changes affecting the taxation of real estate investment trusts;

     o    availability of capital;

     o    interest rates;

     o    competition;

     o supply and demand for industrial properties in our current and proposed market areas; and

     o general accounting principles, policies and guidelines applicable to REITs.

     Sometimes these statements will contain words such as "believes," "expects," "intends," "anticipates," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we anticipate. These risks, uncertainties and factors include those discussed below under the heading "Risk Factors" and those set forth elsewhere in this prospectus and in the documents we incorporate by reference, including the 2000 Annual Report on Form 10-K/A No. 1 of First Industrial, L.P.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

                               The Exchange Offer

Purpose and Effect........................      First Industrial, L.P. sold $200
                                                million of 7.375% senior notes
                                                due March 15, 2011 (the "old
                                                notes") on March 19, 2001. The
                                                old notes were sold to Credit
                                                Suisse First Boston Corporation,
                                                Chase Securities Inc., Merrill
                                                Lynch, Pierce, Fenner & Smith
                                                Incorporated, Salomon Smith
                                                Barney Inc., Banc of America
                                                Securities LLC, Banc One Capital
                                                Markets, Inc. and UBS Warburg
                                                LLC, the "initial purchasers",
                                                who placed the old notes with
                                                institutional investors. In
                                                connection with this sale, we
                                                executed and delivered for the
                                                benefit of the holders of the
                                                old notes a registration rights
                                                agreement providing for, among
                                                other things, this exchange
                                                offer. See "The Exchange
                                                Offer--Terms of the Exchange
                                                Offer."

Terms of the Exchange Offer...............      We are offering to exchange
                                                $1,000 principal amount of our
                                                new 7.375% senior notes due
                                                March 15, 2011, which will be
                                                registered with the Securities
                                                and Exchange Commission (the
                                                "new notes") for each $1,000
                                                principal amount of old notes.
                                                Old notes may only be exchanged
                                                in integral multiples of $1,000
                                                principal amounts. We will issue
                                                the new notes on or promptly
                                                after the expiration of the
                                                exchange offer.

Expiration Date...........................      5:00 p.m., New York City time,
                                                on August 22, 2001, unless the
                                                exchange offer is extended in
                                                which case the expiration date
                                                means the latest date and time
                                                to which the exchange offer is
                                                extended. See "The Exchange
                                                Offer--Terms of the Exchange
                                                Offer."

Conditions................................      The exchange offer is not con-
                                                ditioned on any minimum
                                                principal amount of old notes
                                                being tendered or accepted for
                                                exchange. The exchange offer is
                                                subject to certain customary
                                                conditions, which may be waived
                                                by us. We reserve the right to
                                                terminate or amend the exchange
                                                offer at any time before the
                                                expiration date if these
                                                conditions occur. See "The
                                                Exchange Offer--Material
                                                Conditions to the Exchange
                                                Offer."



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

Procedures for Tendering Old Notes........      If you wish to tender your old
                                                notes through the exchange
                                                offer, you must either (1)
                                                complete, sign and date the
                                                letter of transmittal, or a
                                                facsimile of it, according to
                                                the instructions contained in
                                                this prospectus and in the
                                                letter of transmittal or (2)
                                                with respect to the old notes
                                                tendered under the procedures
                                                for book-entry transfers
                                                described herein, send an
                                                agent's message to the exchange
                                                agent for the old notes, which
                                                is a message that indicates you
                                                have agreed to the contents of
                                                the letter of transmittal and
                                                the letter of transmittal may be
                                                enforced against you. You must
                                                mail or otherwise deliver the
                                                letter of transmittal, or a
                                                facsimile of it, or the agent's
                                                message with the old notes or a
                                                Book-Entry Confirmation (as
                                                defined) and any other required
                                                documentation to the exchange
                                                agent at the address listed in
                                                this prospectus. The method of
                                                delivery of this documentation
                                                is at your election and risk. By
                                                executing the letter of
                                                transmittal or sending the
                                                agent's message you will
                                                represent to us, among other
                                                things, that:

                                                   o  the new notes acquired
                                                      through the exchange offer
                                                      by you or any beneficial
                                                      owners of old notes are
                                                      being obtained in the
                                                      ordinary course of
                                                      business of the person
                                                      receiving the new notes;

                                                   o  neither you nor the
                                                      beneficial owner is
                                                      participating in, intends
                                                      to participate in or has
                                                      an arrangement or
                                                      understanding with any
                                                      person to participate in
                                                      the distribution of the
                                                      new notes; and

                                                   o  neither you nor the
                                                      beneficial owner is an
                                                      affiliate, as defined
                                                      under Rule 405 of the
                                                      Securities Act, of First
                                                      Industrial, L.P.

                                                Each broker-dealer that receives
                                                new notes for its own account in
                                                exchange for old notes, which
                                                were acquired by the broker or
                                                dealer as a result of
                                                market-making activities or
                                                other trading activities (except
                                                for old notes acquired directly
                                                from us), must acknowledge in
                                                the letter of transmittal that
                                                it will deliver a prospectus for
                                                any resale of the new notes. See
                                                "The Exchange Offer--Procedures
                                                for Tendering Old Notes" and
                                                "Plan of Distribution."

Special Procedures for Beneficial
     Owners...............................      If you are a beneficial owner
                                                whose old notes are registered
                                                in the name of a broker, dealer,
                                                commercial bank, trust company
                                                or other nominee and you wish to
                                                tender your old notes in the
                                                exchange offer, you should
                                                contact the registered holder
                                                promptly and instruct the
                                                registered holder to tender on
                                                your behalf. If you wish to
                                                tender on your own behalf, you
                                                must, before completing and
                                                executing the letter of
                                                transmittal and delivering your
                                                old notes, either make
                                                appropriate arrangements to
                                                register ownership of the old
                                                notes in your name or obtain a
                                                properly completed bond power
                                                from the registered holder. The
                                                transfer of registered ownership
                                                may take considerable time. See
                                                "The Exchange Offer--Procedures
                                                for Tendering Old Notes."

Book-Entry Transfer.......................      Any financial institution that
                                                is a participant in the
                                                Book-Entry Transfer Facility's
                                                system may make book-entry
                                                delivery of old notes by causing
                                                the Book-Entry Transfer Facility
                                                to transfer these old notes into
                                                the exchange agent's account at
                                                the Book-Entry Transfer Facility
                                                in accordance with the
                                                Book-Entry Transfer Facility's
                                                procedures for transfer. See
                                                "Description of
                                                Notes--Book-Entry System."

Withdrawal Rights.........................      Tenders may be withdrawn at any
                                                time before 5:00 p.m., New York
                                                City time, on the expiration
                                                date. See "The Exchange
                                                Offer--Withdrawal of Tenders."

Acceptance of Old Notes and Delivery
     of New Notes.........................      Upon satisfaction or waiver of
                                                all conditions of the exchange
                                                offer, we will accept for
                                                exchange any and all old notes
                                                that are properly tendered and
                                                not withdrawn before 5:00 p.m.,
                                                New York City time, on the
                                                expiration date. The new notes
                                                issued through the exchange
                                                offer will be delivered promptly
                                                following acceptance of the old
                                                notes by us after the expiration
                                                date. See "The Exchange
                                                Offer--Acceptance of Old Notes
                                                for Exchange; Delivery of New
                                                Notes."

U.S. Federal Income Tax Consequences......      The exchange of old notes for
                                                new notes by tendering holders
                                                will not be a taxable exchange
                                                for United States federal income
                                                tax purposes. See "Federal
                                                Income Tax Considerations."

Use of Proceeds...........................      We will not receive any cash
                                                proceeds from the exchange
                                                offer.

Exchange Agent............................      U.S. Bank Trust National
                                                Association is serving as
                                                exchange agent in the exchange
                                                offer. See "The Exchange
                                                Offer--Exchange Agent."

Resales of the New Notes..................      The new notes are being offered
                                                by this prospectus to satisfy
                                                certain obligations contained in
                                                the registration rights
                                                agreement. Based on positions of
                                                the Securities and Exchange
                                                Commission and no-action or
                                                interpretive letters issued to
                                                others, we believe that the new
                                                notes issued through the
                                                exchange offer may be offered
                                                for resale, resold and otherwise
                                                transferred by you, without
                                                compliance with the registration
                                                and prospectus delivery
                                                provisions of the Securities
                                                Act, provided that:

                                                   o  you are acquiring the new
                                                      notes in the ordinary
                                                      course of your business;

                                                   o  you are not participating,
                                                      do not intend to
                                                      participate and have no
                                                      arrangement or
                                                      understanding with any
                                                      person to participate in
                                                      the distribution of the
                                                      new notes; and

                                                   o  you are not an affiliate
                                                      of First Industrial, L.P.

                                                If you acquire new notes in the
                                                exchange offer to distribute or
                                                participate in a distribution of
                                                new notes, you cannot rely on
                                                the position of the staff of the
                                                Securities and Exchange
                                                Commission contained in its
                                                no-action and interpretive
                                                letters and must comply with the
                                                registration and prospectus
                                                delivery requirements of the
                                                Securities Act concerning a
                                                secondary resale transaction,
                                                unless an exemption from
                                                registration is otherwise
                                                available. Each broker-dealer
                                                that receives new notes for its
                                                own account through the exchange
                                                offer must acknowledge that:

                                                   o  old notes tendered by it
                                                      in the exchange offer were
                                                      acquired in the ordinary
                                                      course of its business as
                                                      a result of market-making
                                                      or other trading
                                                      activities; and

                                                   o  it will deliver a
                                                      prospectus in connection
                                                      with any resale of new
                                                      notes received in the
                                                      exchange offer.

                                                This prospectus, as it may be
                                                amended or supplemented from
                                                time to time, may be used by a
                                                broker-dealer in connection with
                                                any resales of the new notes
                                                received in exchange for old
                                                notes where the old notes were
                                                acquired by a broker-dealer as a
                                                result of market-making or other
                                                trading activities, except for
                                                old notes acquired directly from
                                                us. We have agreed that, for a
                                                period of 30 days after this
                                                prospectus is mailed to holders
                                                of the old notes, we will make
                                                this prospectus, as amended or
                                                supplemented, available to any
                                                broker-dealer for use with any
                                                resale. See "The Exchange
                                                Offer--Resales of the New Notes"
                                                and "Plan of Distribution."

                        Summary Description of New Notes

     The exchange offer relates to the exchange of up to $200,000,000 aggregate principal amount of new notes for up to an equal principal amount of outstanding old notes. The form and terms of the new notes are the same as the form and terms of the outstanding old notes, except that the new notes will be registered under the Securities Act, and, therefore, the new notes will not be subject to certain transfer restrictions, registration rights and certain provisions providing for an increase in the interest rate of the outstanding old notes under certain circumstances relating to the registration of the new notes. The new notes issued in the exchange offer will evidence the same debt as the outstanding old notes, which they replace, and both the outstanding old notes and the new notes are governed by the same indenture.

Total Amount of New Notes Offered.........      $200.0 million in aggregate
                                                principal amount of 7.375%
                                                Senior Notes due 2011.

Issuer....................................      First Industrial, L.P.

Maturity..................................      March 15, 2011.

Interest..................................      Interest on the new notes will
                                                accrue at the rate of 7.375% per
                                                annum and will be payable in
                                                cash in arrears semiannually on
                                                March 15 and September 15 of
                                                each year, commencing on
                                                September 15, 2001.

Ranking of the New Notes..................      The new notes are senior debts.
                                                They will be effectively
                                                subordinated to First
                                                Industrial, L.P.'s mortgages and
                                                other secured indebtedness of
                                                First Industrial, L.P., to the
                                                extent of the value of the
                                                assets securing that
                                                indebtedness, and to
                                                indebtedness and other
                                                liabilities of any subsidiary of
                                                First Industrial, L.P. and any
                                                of its future subsidiaries.

Optional Redemption.......................      First Industrial, L.P. may re-
                                                deem the new notes at any time,
                                                in whole or in part, at the
                                                redemption price described in
                                                this prospectus under the
                                                heading "Description of Notes--
                                                Optional Redemption."

Basic Covenants of the Indenture..........      The indenture governing the
                                                notes, among other things,
                                                places certain limitations on
                                                our ability, and the ability of
                                                our subsidiaries, to borrow
                                                money. The indenture governing
                                                the notes, among other things,
                                                requires us to:

                                                   o  file financial information
                                                      with the Securities and
                                                      Exchange Commission;

                                                   o  preserve our existence,
                                                      rights and franchises;

                                                   o  maintain our properties;

                                                   o  insure our properties at
                                                      certain levels; and

                                                   o  pay all required taxes and
                                                      other claims. For more
                                                      details, see "Description
                                                      of Notes--Certain
                                                      Covenants."

Form of the Notes.........................      The old notes were issued in
                                                global form and are governed by
                                                the laws of the State of New
                                                York. When issued, the new notes
                                                will be issued in global form
                                                and governed by the laws of the
                                                State of New York.

Trustee, Paying Agent and Registrar.......      U.S. Bank Trust National
                                                Association.

         FIRST INDUSTRIAL REALTY TRUST, INC. AND FIRST INDUSTRIAL, L.P.


     First Industrial Realty Trust, Inc. is a real estate investment trust, or REIT, subject to Sections 856 through 860 of the Internal Revenue Code of 1986. First Industrial Realty Trust, Inc. and its consolidated partnerships, corporations and limited liability companies are a self-administered and fully integrated real estate company which owns, manages, acquires, sells and develops industrial real estate. As of March 31, 2001, our portfolio consisted of the following types of properties:

     o    509 light industrial properties -

          Light industrial properties generally are of less than 100,000 square feet, have a ceiling height of 16 to 21 feet, are comprised of 5% - 50% office space, contain less than 50% of manufacturing space and have a land use ratio of 4:1. The land use ratio is the ratio of the total property area to that not occupied by the building.

     o    160 bulk warehouse properties -

          Bulk warehouse buildings generally are of more than 100,000 square feet, have a ceiling height of at least 22 feet, are comprised of 5% - 15% office space, contain less than 25% of manufacturing space and have a land use ratio of 2:1.

     o    170 R&D/flex properties -

          R&D/flex buildings generally are of less than 100,000 square feet, have a ceiling height of less than 16 feet, are comprised of 50% or more of office space, contain less than 25% of manufacturing space and have a land use ratio of 4:1.

     o    87 regional warehouse properties -

          Regional warehouses generally are of less than 100,000 square feet, have a ceiling height of at least 22 feet, are comprised of 5% - 15% of office space, contain less than 25% of manufacturing space and have a land use ratio of 2:1.

     o    42 manufacturing properties -

          Manufacturing properties are a diverse category of buildings that generally have a ceiling height of 10 - 18 feet, are comprised of 5% - 15% of office space, contain more than 50% of manufacturing space and have a land use ratio of 4:1.

These properties contain approximately 68.2 million square feet of gross leasable area located in 25 states.

     Our interests in our properties and land parcels are held through partnerships, corporations and limited liability companies controlled by First Industrial Realty Trust, Inc., including First Industrial, L.P., of which First Industrial Realty Trust, Inc. is the sole general partner. As of March 31, 2001 First Industrial Realty Trust, Inc. held approximately 84.3% of the outstanding limited partnership units of First Industrial, L.P. At that date, approximately 15.7% of the outstanding limited partnership units were held by outside investors, including certain members of the management of First Industrial Realty Trust, Inc. Each limited partnership unit, other than those held by First Industrial Realty Trust, Inc., may be exchanged for one share of First Industrial Realty Trust, Inc. common stock, subject to adjustments. Upon each exchange, the number of limited partnership units held by First Industrial Realty Trust, Inc., and its ownership percentage of First Industrial, L.P., increases. First Industrial Realty Trust, Inc. also owns a preferred general partnership interest in First Industrial, L.P. with an aggregate liquidation priority of $350.0 million.

     We utilize an operating approach that combines the effectiveness of decentralized, locally based property management, acquisition, sales and development functions with the cost efficiencies of centralized acquisition, sales and development support, capital markets expertise, asset management and fiscal control systems. At March 31, 2001, we had 285 employees.

     We have grown and will seek to continue to grow through the development of industrial properties and acquisition of additional industrial properties.

     Our fundamental business objective is to maximize the total return to the stockholders of First Industrial Realty Trust, Inc. and the partners of First Industrial, L.P. through increases in per share and per unit distributions, respectively, and increases in the value of our properties and operations.

     First Industrial Realty Trust, Inc. is a Maryland corporation organized on August 10, 1993, and which completed its initial public offering in June 1994. First Industrial, L.P. is a Delaware limited partnership organized in November 1993. Our principal executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone number (312) 344-4300.


                                  RISK FACTORS


Real estate investments' value fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.

     The factors that affect the value of our real estate and the revenues we derive from our properties include, among other things:

     o    general economic climate;

     o local conditions such as oversupply or a reduction in demand in the area;

     o    the attractiveness of the properties to tenants;

     o    tenant defaults;

     o    zoning or other regulatory restrictions;

     o    competition from other available real estate;

     o    our ability to provide adequate maintenance and insurance; and

     o increased operating costs, including insurance premiums and real estate taxes.

Many real estate costs are fixed, even if income from our properties decreases.

     Our financial results depend on leasing space in our real estate properties to tenants on terms favorable to us. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and we might incur substantial legal costs.

     Our income may also be reduced if tenants are unable to pay rent or we are unable to rent properties on favorable terms. Costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment.

We may be unable to sell properties when appropriate because real estate investments are illiquid.

     Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service debt.

We may be unable to renew leases or find other lessees.

     We are subject to the risks that, upon expiration, leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than expiring lease terms. If we were unable to promptly renew a significant number of expiring leases or to promptly relet the space covered by such leases, or if the rental rates upon renewal or reletting were significantly lower than the then current rates, our cash funds from operations might be adversely affected. As of March 31, 2001, leases with respect to approximately
10.6 million, 11.1 million and 11.5 million square feet, representing 17%, 17%, and 18%, of gross leasable area expire in the remainder of 2001, 2002 and 2003, respectively.

We may incur unanticipated costs and liabilities due to environmental problems.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address those conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not the facility is owned or operated by those persons. No assurance can be given that existing environmental assessments with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to us or that a material environmental condition does not otherwise exist as to any of our properties.

First Industrial Realty Trust, Inc. might fail to qualify or remain qualified as a REIT.

     First Industrial Realty Trust, Inc. intends to operate so as to qualify as a REIT. Although we believe that First Industrial Realty Trust, Inc. is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements, some of which must be met on a recurring basis. These requirements are established under highly technical and complex Internal Revenue Code provisions of which there are only limited judicial or administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within our control. If First Industrial Realty Trust, Inc. were to fail to qualify as a REIT in any taxable year, First Industrial Realty Trust, Inc. would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, First Industrial Realty Trust, Inc. also would be disqualified from treatment as a REIT for the four taxable years that follow.

The REIT distribution requirements may require us to turn to external financing sources.

     First Industrial Realty Trust, Inc. could, in certain instances, have taxable income without sufficient cash to enable First Industrial Realty Trust, Inc. to meet the distribution requirements of the REIT provisions of the Code. In that situation, we could be required to borrow funds or sell properties on adverse terms in order to meet those distribution requirements. In addition, because First Industrial Realty Trust, Inc. must distribute to its stockholders at least 90% of its REIT taxable income each year, our ability to accumulate capital may be limited. Thus, in connection with future acquisitions, First Industrial Realty Trust, Inc. may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, which may or may not be available on favorable terms. Additional debt financings may substantially increase our leverage.

Debt financing and the degree of leverage could reduce our cash flow.

     Where possible, we intend to continue to use leverage to increase the rate of return on our investments and to allow us to make more investments than we otherwise could. Our use of leverage presents an additional element of risk in the event that the cash flow from our properties is insufficient to meet debt payment obligations.

Cross-collateralization of mortgage loans could result in foreclosure on substantially all of our properties if we are unable to service our indebtedness.

     If we determine to obtain additional debt financing in the future, we may do so through mortgages on some or all of our properties. These mortgages may be on recourse, non-recourse or cross-collateralized bases. Cross-collateralization makes all of the subject properties available to the lender in order to satisfy our debt. Holders of indebtedness that is so secured will have a claim against these properties and to the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties that are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to us, making it difficult for us to meet debt payment obligations. As of March 31, 2001, none of our current indebtedness was cross-collateralized.

We may have to make lump-sum payments on our existing indebtedness.

     We are required to make lump-sum, or "balloon," payments under the terms of some of our indebtedness, including First Industrial, L.P.'s:

     o $200 million aggregate principal amount of 7.60% Notes due 2028 (the "2028 Notes");

     o $100 million aggregate principal amount of 7.15% Notes due 2027 (the "2027 Notes")

          The holders of the 2027 Notes have the right to require First Industrial Realty Trust, Inc. to redeem through First Industrial, L.P. the 2027 Notes, in whole or in part, on May 15, 2002.

     o $100 million aggregate principal amount of 7.50% Notes due 2017 (the "2017 Notes");

     o $100 million aggregate principal amount of 7 3/8% Notes due 2011 (the "Trust Notes")

          The trust to which the Trust Notes were issued must exercise its right to require First Industrial Realty Trust, Inc., through First Industrial, L.P., to redeem the Trust Notes on May 15, 2004 if the holder of a call option with respect to the Trust Notes fails to give written notice on or before May 1, 2004 that it intends to exercise such option.

     o $200 million aggregate principal amount of our 7.375% Notes due 2011 (the "2011 Notes");

     o $150 million aggregate principal amount of 7.60% Notes due 2007 (the "2007 Notes");

     o $150 million aggregate principal amount of 7.0% Notes due 2006 (the "2006 Notes");

     o $50 million aggregate principal amount of 6.90% Notes due 2005 (the "2005 Notes");

     and

     o a $300 million unsecured revolving credit facility (the "Acquisition Facility") under which First Industrial Realty Trust, Inc., through First Industrial, L.P., may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital.

          The Acquisition Facility provides for the repayment of principal in a lump-sum, or "balloon," payment at maturity in 2003. Under the Acquisition Facility, First Industrial, L.P. has the right, subject to certain conditions, to increase the aggregate commitment under the Acquisition Facility by up to $100 million. As of March 31, 2001, $9.3 million was outstanding under the Acquisition Facility at a weighted average interest rate of 6.1%.

     Our ability to make required payments of principal on outstanding indebtedness, whether at maturity or otherwise, may depend on our ability either to refinance the applicable indebtedness or to sell properties. We have no commitments to refinance the 2005 Notes, the 2006 Notes, the 2007 Notes, the Trust Notes, the 2017 Notes, the 2027 Notes, the 2028 Notes or the Acquisition Facility. Some of the existing debt obligations, other than those discussed above, of First Industrial Realty Trust, Inc., through First Industrial, L.P., are secured by our properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

There is no limitation on debt in our organizational documents.

     We currently have a policy of maintaining a ratio of debt to total market capitalization of 50% or less. We compute that percentage by calculating our total consolidated debt as a percentage of the aggregate market value of all outstanding shares of First Industrial Realty Trust, Inc.'s common stock, assuming the exchange of all limited partnership units of First Industrial, L.P. for common stock, plus the aggregate stated value of all outstanding shares of First Industrial Realty Trust, Inc.'s preferred stock and total consolidated debt. We also currently have a policy of maintaining a coverage ratio of at least 2.0:1. We calculate the coverage ratio as total revenues minus property expenses and general and administrative expenses divided by interest expense and dividends on preferred stock.

     As of March 31, 2001, our ratio of debt to our total market capitalization was 40.3% and for the twelve months ended March 31, 2001 our coverage ratio was 2.22:1. The organizational documents of First Industrial Realty Trust, Inc., however, do not contain any limitation on the amount or percentage of indebtedness we may incur and First Industrial Realty Trust, Inc.'s board of directors has the power to alter the current policy. Ac-cordingly, we could become more highly leveraged, resulting in an increase in debt service that could increase the risk of default on our obligations.

Failure to exchange your old notes will leave them subject to transfer restrictions.

     If you do not exchange your old notes for new notes under the exchange offer, you will continue to be restricted from transferring your old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

There is currently no trading market for the new notes.

     There has previously been no public market for the old notes. The new notes are a new issue of securities and have no established trading market. First Industrial, L.P. does not intend to list the new notes on any national securities exchange or automated quotation system. No assurance can be given that an active public or other market will develop for the new notes or as to the liquidity or the trading market for the new notes. In addition, to the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes not so tendered could be adversely affected. We cannot assure the future development of a market for the old notes or the ability of holders of the old notes to sell their old notes or the price at which the old notes may be sold.


                                 USE OF PROCEEDS

     The exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

     The net proceeds from the sale of the outstanding old notes were used to repay indebtedness of First Industrial, L.P. and were used indirectly in connection with the redemption of First Industrial Realty Trust, Inc.'s outstanding Series A Cumulative Preferred Stock.


                       RATIOS OF EARNINGS TO FIXED CHARGES

     First Industrial, L.P.'s ratios of earnings to fixed charges for the quarter ended March 31, 2001 and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were 2.11x, 2.13x, 2.44x, 2.08x, 3.12x and 6.96x, respectively.

     For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest cost, whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing costs.


                              DESCRIPTION OF NOTES

General

     The old notes were, and the new notes will be, issued as a separate series of debt securities under an Indenture dated as of May 13, 1997, as supplemented by Supplemental Indenture No. 6, dated as of March 19,

2001 (as supplemented, the "Indenture"), between First Industrial, L.P. and U.S. Bank Trust National Association, as trustee (the "Trustee"). The terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in interest on them under certain circumstances described in the registration rights agreement, the provisions of which will terminate upon the completion of the exchange offer. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined below will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request. See "Where You Can Find More Information."

     The Notes are limited to an aggregate principal amount of $200,000,000. The Notes are direct, senior unsecured obligations of First Industrial, L.P. and rank equally with all other unsecured and unsubordinated indebtedness of First Industrial, L.P. from time to time outstanding. The Notes are not obligations of First Industrial Realty Trust, Inc. or any other Subsidiary (as defined below) of First Industrial Realty Trust, Inc. or of First Industrial, L.P. The Notes are effectively subordinated to mortgages and other secured indebtedness of First Industrial, L.P., to the extent of the value of the assets securing that indebtedness, and to indebtedness and other liabilities of any Subsidiary of First Industrial, L.P. and any future Subsidiaries of First Industrial, L.P. Accordingly, prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly held properties.

     As of March 31, 2001 First Industrial, L.P. had indebtedness of $1,217.3 million (of which $59.8 million was secured by 39 of First Industrial, L.P.'s properties) and Subsidiaries of First Industrial, L.P. had an aggregate of $41.2 million of mortgage indebtedness outstanding. First Industrial, L.P. and the Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain Covenants--Limitations on Incurrence of Indebtedness."

     The new notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

Principal and Interest

     The Notes bear interest at 7.375% per annum and will mature on March 15, 2011. There is no sinking fund applicable to the Notes.

     The Notes will bear interest from March 19, 2001 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2001 (each, an "Interest Payment Date"), and, if not otherwise an Interest Payment Date, at the Stated Maturity, to the holders in whose name the applicable Notes are registered in the Security Register on the preceding March 1 or September 1 (whether or not a Business Day), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due. No interest shall accrue on that amount for the period from and after the Interest Payment Date or Stated Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in New York City or in Chicago are authorized or required by law, regulation or executive order to close.

     The principal of, Make-Whole Amount, if any, and interest on the Notes when due will be payable in the coin or currency of the United States of America that at the time of payment is a legal tender for payment of public and private debts. With respect to any Notes not represented by a Global Security, principal, Make-Whole Amount, if any, and interest will be payable at the corporate trust office of the agent of First Industrial, L.P. (the "Paying Agent") in the City of New York, initially located at 100 Wall Street, Suite 2000, New York, New York 10005; provided that, at the option of First Industrial, L.P., payment of interest may be made by check mailed to the address of the holder as it appears in the Security Register or by wire transfer of funds to such holder at an account maintained within the United States.

Optional Redemption

     The Notes may be redeemed at any time at the option of First Industrial, L.P., in whole or in part (equal to $1,000 or an integral multiple thereof), at a redemption price equal to the sum of

     o the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date; and

     o the Make-Whole Amount, if any, with respect to the Notes (collectively, the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in the notice, the Notes will cease to bear interest on the date fixed for such redemption specified in the notice and the only right of the holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such holder to be redeemed.

     First Industrial, L.P. will pay the interest installment due on each Interest Payment Date which occurs on or before any redemption date to those holders of the Notes who were registered holders as of the close of business on the record date immediately preceding such Interest Payment Date.

     If less than all the Notes are to be redeemed at the option of First Industrial, L.P., First Industrial, L.P. will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

     As used herein:

     o "Make-Whole Amount" means, in connection with any optional redemption of any Note, the excess, if any, of

          -- the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in re-spect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption or accelerated payment is given) from the date on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over

          -- the aggregate principal amount of the Note being redeemed or accelerated.

     o "Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or accelerated. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by First Industrial, L.P.

     o "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by First Industrial, L.P.

Certain Covenants

     Limitations on Incurrence of Indebtedness. First Industrial, L.P. will not, and will not permit any of its Subsidiaries to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are First Industrial, L.P. and any of its Subsidiaries (but only so long as such Indebtedness is held solely by any of First Industrial, L.P. and any of its Subsidiaries)), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of First Industrial, L.P. and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP) is greater than 60% of the sum of (without duplication)

     o the Total Assets (as defined below) as of the end of the calendar quarter covered in First Industrial, L.P.'s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

     o the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by First Industrial, L.P.

          or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     In addition to the foregoing limitation on the incurrence of Indebtedness, First Industrial, L.P. will not, and will not permit any of its Subsidiaries to, incur Indebtedness secured by any Encumbrance (as defined below) upon any of the property of First Industrial, L.P. or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness First Industrial, L.P. and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP), which is secured by any Encumbrance on property of First Industrial, L.P. or any of its Subsidiaries is greater than 40% of the sum of (without duplication)

     o the Total Assets as of the end of the calendar quarter covered in First Industrial, L.P.'s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

     o the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by First Industrial, L.P. or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     First Industrial, L.P. and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of First Industrial, L.P. and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP).

     In addition to the foregoing limitations on the incurrence of Indebtedness, First Industrial, L.P. will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that

     o such Indebtedness and any other Indebtedness incurred by First Industrial, L.P. and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

     o the repayment or retirement of any other Indebtedness by First Industrial, L.P. and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

     o in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

     o in the case of any acquisition or disposition by First Industrial, L.P. or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     In accordance with GAAP, the financial statements of First Industrial, L.P. present its limited partnership interests in any of its partnership subsidiaries (the "Other Real Estate Partnerships") under the equity method of accounting. However, the Indenture treats the Other Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture. For the purposes of such covenants, as of March 31, 2001, First Industrial, L.P. had a percentage of Indebtedness to Total Assets of 45.5%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 4.9% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 222.7% and, for the four consecutive fiscal quarters ended March 31, 2001, First Industrial, L.P. had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 2.69:1.

     Provision of Financial Information. Whether or not First Industrial, L.P. is subject to Section 13 or 15(d) of the Exchange Act, First Industrial, L.P. will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which First Industrial, L.P. would have been required to file with the Commission pursuant to Section 13 and 15(d) of the Exchange Act if First Industrial, L.P. were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which First Industrial, L.P. would have been required so to file such documents if First Industrial, L.P. were so subject. First Industrial, L.P. will also in any event

     o within 15 days of each Required Filing Date if First Industrial, L.P. is not then subject to Section 13 or 15(d) of the Exchange Act,

          -- transmit by mail to all holders of notes, as their names and addresses appear in the Security Register, without cost to such holders, copies of the annual reports and quarterly reports that First Industrial, L.P. would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if First Industrial, L.P. were subject to such sections and

          -- file with the Trustee copies of the annual reports, quarterly reports and other documents that First Industrial, L.P. would have been required to file with the Commission pursuant to
               Section 13 or 15(d) of the Exchange Act if First Industrial, L.P. were subject to such sections; and

     o if filing such documents by First Industrial, L.P. with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

     Waiver of Certain Covenants. First Industrial, L.P. may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all holders of Notes), if before or after the time for such compliance the holders of at least a majority in principal amount of all the outstanding Notes, by Act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of First Industrial, L.P. and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

     Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture requires First Industrial, L.P. to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that First Industrial, L.P. shall not be required to preserve any right or franchise if it determines that their preservation is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indenture requires First Industrial, L.P. to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of First Industrial, L.P. may be necessary so that the business carried on may be properly and advantageously conducted at all times; provided, however, that First Industrial, L.P. and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indenture requires First Industrial, L.P. to cause each of its and its Subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

     Payment of taxes and other claims. The Indenture requires First Industrial, L.P. to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

     o all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of First Industrial, L.P. or any Subsidiary; and

     o all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of First Industrial, L.P. or any Subsidiary;

provided, however, that First Industrial, L.P. shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     As used herein, and in the Indenture:

     "Acquired Indebtedness" means Indebtedness of a Person

     o    existing at the time such Person becomes a Subsidiary; or

     o assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Annual Service Charge" for any period means

     o the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of First Industrial, L.P. and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock (as defined below); and

     o so long as First Industrial Securities, L.P. ("Securities, L.P.") is a Subsidiary of First Industrial, L.P., distributions which are payable during such period in respect of any preference equity interests of Securities, L.P.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of First Industrial, L.P. and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

     o interest on Indebtedness of First Industrial, L.P. and its Subsidiaries,

     o provision for taxes of First Industrial, L.P. and its Subsidiaries based on income,

     o    amortization of debt discount,

     o provisions for gains and losses on properties and property depreciation and amortization,

     o the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

     o    amortization of deferred charges, and

     o interest income related to investments irrevocably deposited with an agent of First Industrial, L.P. or any of its Subsidiaries, as the case may be, for the purpose of defeasing any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise,

     o matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock),

     o is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, or

     o is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

     "Earnings from Operations" for any period means net income excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of

First Industrial, L.P. and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP).

     "Encumbrance" means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind; provided, however, that the term "Encumbrance" shall not include any mortgage, lien, charge, pledge or security interest securing any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

     "Indebtedness" of First Industrial, L.P. or any of its Subsidiaries means

     i) any indebtedness of First Industrial, L.P. or any of its Subsidiaries, whether or not contingent, in respect of

          (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by First Industrial, L.P. or any of its Subsidiaries,

          (b) indebtedness for borrowed money of a Person other than First Industrial, L.P. or a Subsidiary of First Industrial, L.P. which is secured by any Encumbrance existing on property owned by First Industrial, L.P. or any of its Subsidiaries, to the extent of the lesser of

               --   the amount of indebtedness so secured and

               -- the fair market value of the property subject to such Encumbrance,

          (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement,

          (d) the principal amount of all obligations of First Industrial, L.P. or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock,

          (e) any lease of property by First Industrial, L.P. or any of its Subsidiaries as lessee which is reflected on First Industrial, L.P.'s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP) as a capitalized lease, or

          (f) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements and

     ii) the liquidation preference on any issued and outstanding preferred equity interests of Securities, L.P.,

to the extent, in the case of items of indebtedness under (i)(a) through (c) above, that any such items (other than letters of credit) would appear as a liability on First Industrial, L.P.'s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP), and also includes, to the extent not otherwise in-cluded, any obligation by First Industrial, L.P. or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than First Industrial, L.P. or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by First Industrial, L.P. or any of its Subsidiaries whenever First Industrial, L.P. or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof); provided, however, that the term "Indebtedness" shall not include any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating, or evidencing it.

     "Subsidiary" means,

     o with respect to any Person, any corporation, partnership or other entity of which a majority of

          --   the voting power of the voting equity securities or

          -- the outstanding equity interests of which are owned, directly or indirectly, by such Person and

     o with respect to First Industrial, L.P., Securities, L.P., so long as First Industrial, L.P. owns, directly or indirectly, a majority of the outstanding non-preference equity interests thereof.

     For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of

     o    the Undepreciated Real Estate Assets (as defined below); and

     o all other assets of First Industrial, L.P. and its Subsidiaries determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles;

provided, however, that the term "Total Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

     "Total Unencumbered Assets" means the sum of

     o those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money; and

     o all other assets of First Industrial, L.P. and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles;

provided, however, that the term "Total Unencumbered Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of First Industrial, L.P. and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of First Industrial, L.P. shall be treated as if such Subsidiary were a subsidiary under GAAP).

     "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of First Industrial, L.P. or any of its Subsidiaries.

     Events of Default, Notice and Waiver

     The Indenture provides that the following events are "events of default" with respect to the Notes:

     (1) default in the payment of any interest on the Notes when such interest becomes due and payable that continues for a period of 30 days;

     (2) default in the payment of the principal of, and Make-Whole Amount on, the Notes when due and payable;

     (3) default in the performance, or breach, of any other covenant or warranty of First Industrial, L.P. in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture;

     (4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by First Industrial, L.P., or by any Subsidiary the repayment of which First Industrial, L.P. has guaranteed or for which First Industrial, L.P. is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to First Industrial, L.P. as provided in the Indenture; and

     (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of First Industrial, L.P. or any significant subsidiary. The term "significant subsidiary" has the meaning ascribed to that term in Regulation S-X promulgated under the Securities Act.

     If an event of default under the Indenture with respect to the Notes occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the Notes will have the right to declare the principal amount of the Notes to be due and payable immediately by written notice thereof to First Industrial, L.P., and to the Trustee if given by the holders; provided that in the case of an event of default described under the fifth clause of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the Notes may rescind and annul such declaration and its consequences if

     o First Industrial, L.P. shall have deposited with the Trustee all required payments of the principal of and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Trustee, and

     o all events of default, other than the non-payment of accelerated principal, or specified portion thereof, with respect to the Notes have been cured or waived as provided in the Indenture.

     The Indenture will also provide that the holders of not less than a majority in principal amount of the Notes may waive any past default with respect to the Notes and its consequences, except a default

     o in the payment of the principal of, Make-Whole Amount, if any, or interest on any Note or

     o in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each Note affected thereby.

     The Indenture requires the Trustee to give notice to the holders of Notes within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of Notes of any default with respect to the Notes, except a default in the payment of the principal of, Make-Whole Amount, if any, or interest on any Note if specified responsible officers of the Trustee consider such withholding to be in the interest of such holders.

     The Indenture provides that no holders of Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the Notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Notes from instituting suit for the enforcement of payment of the principal of, Make-Whole Amount, if any, and interest on the Notes at their respective due dates or redemption dates.

     The Indenture provides that, subject to provisions in the Indenture relating to its duties in case of default, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Notes then outstanding under the Indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the Notes, or of all debt securities then outstanding under the Indenture, as the case may be, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of the Notes not joining therein.

     Within 120 days after the close of each fiscal year, First Industrial, L.P. will be required to deliver to the Trustee a certificate, signed by one of several specified officers of First Industrial Realty Trust, Inc., stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Merger, Consolidation or Sale of Assets

     The Indenture provides that First Industrial, L.P. may, without the consent of the holders of the Notes, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that

     o either First Industrial, L.P. shall be the continuing entity, or the successor entity, if other than First Industrial, L.P., formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes First Industrial, L.P.'s obligations to pay principal of, Make-Whole Amount and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

     o immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of First Industrial, L.P. or any of its Subsidiaries (excluding Securities, L.P.) as a result thereof as having been incurred by First Industrial, L.P. or such Subsidiaries (excluding Securities, L.P.) at the time of such transaction, no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

an officers' certificate and legal opinion covering those conditions shall be delivered to each trustee.

Modification of the Indenture

     Modifications and amendments of the Indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of Notes affected by such modification or amendment. However, no modification or amendment may, without the consent of the holder of each Note affected thereby,

     o change the stated maturity of the principal of, Make-Whole Amount, if any, or any installment of interest on, any Note;

     o reduce the principal amount of, or the rate or amount of interest on, or the Make-Whole Amount payable upon redemption of, any Note, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any Note;

     o change the place of payment, or the coin or currency, for payment of principal or interest or Make-Whole Amount, if any, on any Note;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

     o reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

     o modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the Note.

     The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive, insofar as that series is concerned, compliance by First Industrial, L.P. with certain restrictive covenants of the Indenture.

     Modifications and amendments of the Indenture are permitted to be made by First Industrial, L.P. and the respective trustee thereunder without the consent of any holder of Notes for any of the following purposes:

     o to evidence the succession of another person to First Industrial, L.P. as obligor under the Indenture;

     o to add to the covenants of First Industrial, L.P. for the benefit of the holders of all of the Notes or to surrender any right or power conferred upon First Industrial, L.P. in the Indenture;

     o to add events of default for the benefit of the holders of all of the Notes;

     o to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Notes in bearer form, or to permit or facilitate the issuance of Notes in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect;

     o to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

     o    to secure the Notes;

     o    to establish the form or terms of any notes;

     o to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

     o to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of any notes issued under the Indenture in any material respect; or

     o to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided that such action shall not adversely affect the interests of the holders of the outstanding Notes in any material respect.

     The Indenture provides that in determining whether the holders of the requisite principal amount of the Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the Notes,

     o the principal amount of an original issue discount Note that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,

     o the principal amount of any Note denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Note, of the principal amount of such Note, or, in the case of an original issue discount Note, the U.S. dollar equivalent on the issue date of such Note of the amount determined as provided in the subparagraph immediately above,

     o the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and

     o Notes owned by First Industrial, L.P. or any other obligor upon the Notes or any affiliate of First Industrial, L.P. or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the holders of the Notes. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by First Industrial, L.P. or the holders of at least 25% in principal amount of the Notes, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Notes. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the Notes may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Notes. Any resolution passed or decision taken at any meeting of holders of the Notes duly held in accordance with the Indenture will be binding on all holders of the Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Notes. However, if any action is to be taken at the meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the Notes, the persons holding or representing such specified percentage in principal amount of the Notes will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of the Notes with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Notes affected thereby, or of the holders of such series and one or more additional series:

     o    there shall be no minimum quorum requirement for such meeting, and

     o the principal amount of the Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Discharge, Defeasance and Covenant Defeasance

     First Industrial, L.P. will be permitted, at its option, to discharge certain obligations to holders of the Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable in an amount sufficient to pay the entire indebtedness on the Notes in respect of principal and interest, and Make-Whole Amount, if any, to the date of such deposit, if the Notes have become due and payable, or to the stated maturity or redemption date, as the case may be.

     The Indenture provides that First Industrial, L.P. may elect either

     o to defease and be discharged from any and all obligations with respect to the Notes, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Notes and the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes, and to hold moneys for payment in trust, or "defeasance," or

     o to be released from certain obligations with respect to the Notes under the Indenture, including the restrictions described under "--Certain Covenants" or its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to the Notes, or "covenant defeasance,"

in either case upon the irrevocable deposit by First Industrial, L.P. with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable at stated maturity, or government obligations as defined below, or both, applicable to the Notes, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, interest on, and Make-Whole Amount, if any, the Notes on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, First Industrial, L.P. has delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of the Notes would thereafter be able to look only to such trust fund for payment of principal, interest and Make-Whole Amount, if any.

     "Government obligations" means securities that are

     o direct obligations of the United States of America or the government which issued the foreign currency in which the Notes are payable, for the payment of which its full faith and credit is pledged or

     o obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Notes are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

     If after First Industrial, L.P. has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to the Notes,

     o the holder of a Note is entitled to, and does, elect pursuant to the Indenture or the terms of the Notes to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the Notes, or

     o a conversion event, as defined below, occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the Notes will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, Make-Whole Amount, if any, and interest on, such Notes as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Notes into the currency, currency unit or composite currency in which the Notes become payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

     "Conversion event" means the cessation of use of

     o a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,

     o the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or

     o any currency unit or composite currency other than the ECU for the purposes for which it was established.

     All payments of principal of, Make-Whole Amount, if any, and interest on, any Note that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event First Industrial, L.P. effects covenant defeasance with respect to any Note and the Notes are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture, which sections would no longer be applicable to the Notes, the amount in such currency, currency unit or composite currency in which the Notes are payable, and government obligations on deposit with the Trustee, will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default. However, First Industrial, L.P. would remain liable to make payment of those amounts due at the time of acceleration.

Subsequent Issuances

     First Industrial, L.P. may from time to time, without the consent of existing Note holders, create and issue further notes having the same terms and conditions as any series of the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding series of notes.

Governing Law

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York.

No Personal Liability

     No past, present or future partner, stockholder, employee, officer or director of First Industrial, L.P. or any successor thereof shall have any liability for any obligation, covenant or agreement of First Industrial, L.P. contained under the Notes or the Indenture. Each holder of Notes by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Book-Entry System

     The old notes were sold to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A under the Securities Act. The old notes are represented by a note in registered, global form without interest coupons (the "Rule 144A Global Note"). The Rule 144A Global Note was deposited upon issuance with the Trustee as custodian for the Depositary Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, for credit to the accounts of DTC participants or indirect participants (each as defined below). The new notes will be represented by one or more notes in registered, global form without interest coupons (the "New Global Notes" and, together with the Rule 144A Global Note, the "Global Notes"). The New Global Notes will be deposited on the date of the acceptance for exchange of the old notes and the issuance of the new notes (the "Closing Date") with the Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC "participants" and "indirect participants" (each as defined below).

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes."

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. First Industrial, L.P. takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised First Industrial, L.P. as follows:

     o DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act;

     o DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates;

     o direct participants include securities brokers and dealers (including the initial purchasers), trust companies, clearing corporations and other organizations;

     o DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

     o access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (collectively, "indirect participants"); and

     o the rules applicable to DTC and its participants are on file with the Commission.

     DTC has also advised First Industrial, L.P. that, pursuant to procedures established by it:

     (1) upon deposit of the New Global Notes, DTC will credit the accounts of exchanging participants with portions of the principal amount of the New Global Notes; and

     (2) ownership of these interests in the New Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the New Global Notes).

     Investors in the New Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the New Global Notes who are not participants may hold their interests therein indirectly through organizations that are participants in such system.

     All interests in a New Global Note may be subject to the procedures and requirements of DTC. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a New Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. Except as described below, owners of interests in the New Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose. For certain other restrictions on the transferability of the Notes, see "--Exchange of Global Notes for Certificated Notes."

     Redemption proceeds and payments in respect of the principal of, make-whole amount, if any, and interest on the New Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC's practice is to credit participants' accounts, upon DTC's receipt of funds and corresponding detail information from First Industrial, L.P. or the Trustee, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners of new notes will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, First Industrial, L.P. or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of, and interest on, the New Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of First Industrial, L.P. and the Trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners of new Notes shall be the responsibility of participants and indirect participants.

     Payments in respect of the principal of, make-whole amount, if any, and interest on a New Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, First Industrial, L.P. and the Trustee will treat the persons in whose names the new Notes, including the New Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither First Industrial, L.P., the Trustee nor any agent of First Industrial, L.P. or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the New Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the New Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised First Industrial, L.P. that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal, make-whole amount, if any, and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or First Industrial, L.P. Neither First Industrial, L.P. nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and First Industrial, L.P. and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has advised First Industrial, L.P. that conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of new notes will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised First Industrial, L.P. that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the New Global Notes are credited and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the New Global Notes for legended new notes in certificated form, and to distribute such new notes to its participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

     According to DTC, the foregoing information with respect to DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Exchange of New Global Notes for Certificated Notes. A New Global Note is exchangeable for definitive new notes in registered certificated form if:

     o    DTC

          -- notifies us that it is unwilling or unable to continue as depositary for the New Global Notes and we fail to appoint a successor depositary or

          --   has ceased to be a clearing agency registered under the Exchange
               Act;

     o we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated new notes; or

     o there shall have occurred and be continuing a default or event of default with respect to the Notes.

     In addition, beneficial interests in a New Global Note may be exchanged for certificated new notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated new notes delivered in exchange for any New Global Note or beneficial interests in New Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

     Payments in respect of the new notes represented by the New Global Notes (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by the New Global Note holder. With respect to new notes in certificated form, we will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                               THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

     We sold the old notes on March 19, 2001 to the initial purchasers, who placed the old notes with certain institutional investors. First Industrial, L.P. and the initial purchasers entered into a registration rights agreement, concerning the placement of the old notes, under which we agreed, for the benefit of the holders of the old notes, that we would, at our cost, (1) within 90 days following the original issuance of the old notes, use our reasonable best efforts to file with the Securities and Exchange Commission the exchange offer registration statement under the Securities Act registering the issuance of a series of new notes of First Industrial, L.P. identical in all material respects to the series of old notes, except for references to certain interest rate provisions and restrictions on transfers, and (2) use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 135 days following the original issuance of the old notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes the opportunity to exchange their old notes for an equal amount of new notes, to be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "holder" concerning any note means any person in whose name the note is registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York City time, on August 22, 2001; but if we, in our sole discretion, extend the period of time during which the exchange offer is open, the term expiration date means the latest time and date to which the exchange offer is extended. We may choose to extend the period of time during which the exchange offer is open if we do not receive substantially all of the old notes in the exchange offer.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of old notes are outstanding. This prospectus, along with the letter of transmittal, is first being sent on or about July 23, 2001, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to certain customary conditions as described below under "--Certain Conditions to the Exchange Offer."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and, therefore, to delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During the extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holders of old notes as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holder of the old notes as promptly as practicable, the notice in the case of any extension to be issued by a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

     If you are a registered holder of old notes you may tender your old notes in the exchange offer. If you tender old notes to First Industrial, L.P. as described below, our acceptance of your old notes will constitute a binding agreement between you and First Industrial, L.P. upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, if you wish to tender old notes for exchange through the exchange offer, you must transmit either (1) a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal to the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date or (2) if you tender your old notes under the procedures for book-entry transfer described below, you may transmit an agent's message to the exchange agent for the old notes instead of the letter of transmittal, in either case on or prior to the expiration date. In addition, either

     o certificates for the old notes must be received by the exchange agent along with the letter of transmittal, or

     o a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of the old notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described in this prospectus. The letter of transmittal or agent's message must be received by the exchange agent before the expiration date, or

     o the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the exchange agent for the old notes, which states that the Book-Entry Transfer Facility has received an express acknowledgment from you that you have received and agree to be bound by the letter of transmittal and that First Industrial, L.P. may enforce the letter of transmittal against you.

     The method of delivery of old notes, letters of transmittal or the agent's message and all other required documents is at your election and risk. If you mail these documents, we recommend that you use registered mail, properly insured, with return receipt requested. Always allow sufficient time to assure timely delivery. Do not send letters of transmittal or old notes to the company. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes in the exchange offer, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders") must be guaranteed (see "--Guaranteed Delivery Procedures") unless the old notes surrendered for exchange are tendered
(1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution (as defined below). If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, these guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents
Me-
dallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (collectively, "Eligible Institutions"). If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the old notes with the signature on it guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or the acceptance of which might, in our judgment or in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waiver the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and its instructions) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. None of First Industrial, L.P., the exchange agent or any other person shall be under any duty to notify you of any defect or irregularity of any tender of old notes for exchange, nor shall any of them have any liability for failure to notify.

     By tendering old notes for exchange, you represent to us that, among other things:

     o the new notes acquired through the exchange offer are being acquired in the ordinary course of business of the person receiving the new notes, whether or not this person is the holder, and

     o that neither the holder nor the other person has any arrangement or understanding with any person to engage or participate in a distribution of the new notes.

     If any holder or any other person is an affiliate, as defined under Rule 405 of the Securities Act, of us or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired through the exchange offer, the holder or the other person

     o may not rely on the interpretation of the staff of the Securities and Exchange Commission otherwise applicable to the exchange offer and any resales of the new notes and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, any and all old notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date, and will issue the new notes through the exchange offer for delivery promptly after acceptance of the old notes after the expiration date. See "--Certain Conditions to the Exchange Offer" below.

For purposes of the exchange offer, we will be considered to have accepted properly tendered old notes for exchange when we have given oral or written notice of it to the exchange agent.

     For each old note accepted for exchange you will receive a new note having a principal amount equal to that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid on the old notes or, if no interest has been paid, from March 19, 2001. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders whose old notes are accepted for exchange will not receive any payment of accrued interest on these old notes otherwise payable on any interest payment date for which the record date occurs on or after the completion of the exchange offer. Old notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of the completion of the exchange offer.

     In all cases, issuance of new notes for old notes that are accepted for exchange through the exchange offer will be made only after timely receipt by the exchange agent of certificates for these old notes or a timely Book-Entry Confirmation of these old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an agent's message. If any tendered old notes are not accepted for any reason under the terms and conditions of the exchange offer or if old notes are submitted for a greater amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the notes or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry procedures described below, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility under the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile of it, with any required signature guarantees or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent at the address described below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

     If a registered holder of the old notes desires to tender its old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an Eligible Institution;

     o on or before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of it, and Notice of Guaranteed Delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made by the delivery of the letter of transmittal and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

     o the certificates for all physically tendered old notes, in paper form for transfer, or a Book-Entry Confirmation, and any other documents required by the letter of transmittal will be deposited with the exchange agent by the Eligible Institution within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

     Tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address described below under "--Exchange Agent." This notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then before the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution in which case the guarantee will not be required. If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions concerning the validity, form and eligibility, including time of receipt, of the notices. This determination will be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange and will be returned to the holder of the old notes without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility maintained with the Book-Entry Transfer Facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or before the expiration date.

Material Conditions to the Exchange Offer

     Despite any other provisions of the exchange offer, and subject to our obligations under the registration rights agreement, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and may terminate or amend the exchange offer, if, at any time before the acceptance of the new notes for exchange, any of the following events shall occur:

          (a) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

          (b) any change, or any development involving a prospective change, in our business or financial affairs or the business or financial affairs of any or our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

          (d) any governmental approval has not been obtained, which approval we shall, in our sole discretion, consider necessary for the completion of the exchange offer; or

          (e) the exchange offer will violate any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     The above conditions are for our sole benefit and may be asserted by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the above rights shall not be considered a waiver of any of these rights, and these rights shall be considered ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any of these old notes, if at the time any stop order is threatened by the Securities and Exchange Commission or in effect concerning the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

     U.S. Bank Trust National Association has been appointed as the exchange agent for the notes for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                      U.S. Bank Trust National Association
                                 Exchange Agent

                   By Registered, Certified or Overnight Mail:
                      U.S. Bank Trust National Association
                            Attn: Specialized Finance
                              180 East Fifth Street
                               St. Paul, MN 55101

                              By First Class Mail:
                      U.S. Bank Trust National Association
                                 P.O. Box 64485
                             St. Paul, MN 55164-9549

                              By Hand (all others):
                      U.S. Bank Trust National Association
                         Fourth Floor - Bond Drop Window
                              180 East Fifth Street
                               St. Paul, MN 55101

                                  By Facsimile:
                 (651) 244-1537 (for Eligible Institutions Only)

                                Telephone Number:
                       (800) 934-6802 Bondholder Services

     Delivery of the letter of transmittal to an address other than one listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery of the letter of transmittal.

     The exchange agent also acts as trustee under the indenture.

Resales of the New Notes

     Based on positions of the Securities and Exchange Commission described in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and K-III Communications Corporation (available May 14, 1993), and similar no-action letters issued to third parties, we believe that the new notes issued in the exchange offer to a holder in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of old notes, except for a holder which is an affiliate of First Industrial, L.P. within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the new notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the new notes. We have not requested or obtained, and do not intend to seek, an interpretive letter from the staff of the Securities and Exchange Commission concerning this exchange offer, and neither we nor the holders of notes are entitled to rely on interpretive advice provided by the staff of the Securities and Exchange Commission to other persons, which advice was based on the facts and conditions represented in the letters. Although there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination relating to the exchange offer, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in these letters. If any holder acquires new notes in the exchange offer to distribute or participate in a distribution of the new notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission described in the above no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act concerning a secondary resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus concerning any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer concerning resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, except for old notes acquired directly from us. We have agreed that, for a period of 30 days after this prospectus is mailed to holders of the old notes, we will make this prospectus available to any broker-dealer for use in any resale. Under the registration rights agreement, we are required to allow the broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus concerning the resale of the new notes.

Fees and Expenses

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

     We have not retained any dealer-manager relating to the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent and the trustee for reasonable out-of-pocket expenses relating to the exchange offer. These expenses include accounting and legal fees and printing costs, among others.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of old notes through the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of these transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption from payment of these taxes is not submitted with the letter of transmittal, the amount of the transfer taxes must accompany the tender of old notes.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the old notes, which is the aggregate principal amount less discount as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the new notes.

Regulatory Approvals

     We do not believe that we need to obtain any material federal or state regulatory approvals concerning the exchange offer.

Other

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of the exchange offer. You are urged to consult your financial and tax advisors in making your decisions on what action to take concerning to the exchange offer.

     As a result of the making of, and upon acceptance for exchange of all validly tendered old notes under the terms of, the exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. If you do not tender your old notes in the exchange offer you will continue to hold these old notes and will be entitled to all the rights, and limitations applicable to them, under the indenture, except for the rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making and completion of the exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer contained in the indenture and we do not currently anticipate that we will register the old notes under the Securities Act. If old notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining old notes could be adversely affected. See "Risk Factors--Failure to exchange your old notes will leave them subject to transfer restrictions" and "-- There is currently no trading market for the new notes."

      POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF FIRST INDUSTRIAL, L.P.

     The following is a discussion of investment, financing, conflicts of interest and other policies of First Industrial, L.P. These policies have been determined by First Industrial Realty Trust, Inc.'s board of directors, which is the general partner of First Industrial, L.P., and generally may be amended or revised from time to time by the board of directors without a vote of stockholders.

Investment Policies

     It is First Industrial Realty Trust, Inc.'s policy that it will only engage in business activities through First Industrial, L.P. and its subsidiaries. For the purpose of these policies, the term "subsidiaries" when used with respect to First Industrial, L.P. includes partnerships, corporations and limited liability companies in which First Industrial, L.P. owns a majority of the economic interests.

     Investments in Real Estate or Interests in Real Estate. First Industrial, L.P.'s investment objectives are to increase cash flow and the value of its properties, to acquire established income-producing industrial properties with cash flow growth potential and to develop properties or undertake redevelopment projects. Additionally, where prudent and possible, First Industrial, L.P. will seek to expand and upgrade both its existing properties and any newly acquired properties. First Industrial, L.P.'s business will be focused solely on industrial properties. First Industrial, L.P.'s policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, First Industrial, L.P. has sold, and may, in the future, sell, certain properties.

     First Industrial, L.P. expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. First Industrial, L.P. currently expects that it will make further investments in First Industrial Realty Trust, Inc.'s current markets, other than markets it has determined it will exit, and will expand into other markets within First Industrial Realty Trust, Inc.'s operating region as investment opportunities First Industrial, L.P. considers attractive become available.

     First Industrial, L.P. also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or financing or indebtedness may be incurred in connection with acquiring investments. Any mortgage financing or other indebtedness will have priority over First Industrial Realty Trust, Inc.'s equity interest in that property.

     Investments in Real Estate Mortgages. While First Industrial, L.P. will emphasize equity real estate investments in industrial properties, it may, in its discretion, invest in mortgage loans and other interests related to industrial properties. First Industrial, L.P. does not presently intend to invest to a significant extent in mortgage loans, but may do so subject to the investment restrictions applicable to REITs. The mortgage loans in which First Industrial, L.P. may invest may be either first mortgage loans or junior mortgage loans, and may or may not be insured by a government agency.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the ownership limitations and gross income tests necessary for REIT qualification, First Industrial, L.P. also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over those entities. First Industrial, L.P. may acquire all or substantially all of the securities or assets of other REITs or similar entities where the investments would be consistent with First Industrial, L.P.'s investment policies. In any event, First Industrial, L.P. does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and First Industrial, L.P. would intend to divest securities before registration would be required.

Financing Policies

     It is First Industrial Realty Trust, Inc.'s policy that it will not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness will instead be incurred by First Industrial, L.P. to the extent necessary to fund the business activities conducted by First Industrial, L.P. and its subsidiaries.

     First Industrial, L.P. has no separate policy regarding the amount of debt it may incur, but rather is encompassed by First Industrial Realty Trust, Inc.'s policy in this regard. First Industrial Realty Trust, Inc. currently has a policy of maintaining a ratio of debt to total market capitalization (i.e., total consolidated debt of First Industrial Realty Trust, Inc. as a percentage of the aggregate market value of all outstanding shares of common stock, assuming the exchange of all limited partnership units of First Industrial, L.P. for common stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt), which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. As of March 31, 2001 First Industrial Realty Trust, Inc.'s ratio of debt to total market capitalization was 40.3% and for the twelve months ended March 31, 2001 First Industrial Realty Trust, Inc.'s coverage ratio was 2.22:1. However, the organizational documents of First Industrial Realty Trust, Inc. do not contain any limitation on the amount or percentage of indebtedness First Industrial Realty Trust, Inc. may incur and the First Industrial Realty Trust, Inc. board of directors has the power to alter the current policy. Accordingly, First Industrial Realty Trust, Inc. could become more highly leveraged, resulting in an increase in debt service that could adversely affect its ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, the Notes do not contain any provision that afford holders of the Notes protection in the event of a highly leveraged transaction or change in control of First Industrial, L.P. or First Industrial Realty Trust, Inc.

     To the extent that the board of directors determines to obtain additional debt financing, First Industrial Realty Trust, Inc. intends to do so generally through mortgages on its properties and lines of credit, but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. First Industrial Realty Trust, Inc. does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on those properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to First Industrial Realty Trust, Inc. or meeting the taxable income distribution requirements for REITs under the Code if First Industrial Realty Trust, Inc. has taxable income without receipt of cash sufficient to enable First Industrial Realty Trust, Inc. to meet those distribution requirements.

     In the future, First Industrial Realty Trust, Inc. may seek to extend, expand, reduce or renew its acquisition facility, or obtain new credit facilities or lines of credit or issue debt securities, subject to its general policy on debt capitalization.

Policies with Respect to Other Activities

     First Industrial, L.P. may, but does not presently intend to, make investments other than as previously described. First Industrial, L.P. has authority to offer limited partnership units and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire limited partnership units or any other securities and may engage in those activities in the future. First Industrial, L.P. also may make loans to joint ventures in which it participates. First Industrial, L.P. will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, First Industrial, L.P. intends to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code for First Industrial Realty Trust, Inc. to qualify as a REIT unless, because of circumstances or changes in the Internal Revenue Code, or the regulations promulgated thereunder, First Industrial Realty Trust, Inc.'s board of directors determines that is no longer in the best interests of First Industrial Realty Trust, Inc. to continue to have First Industrial Realty Trust, Inc. qualify as a REIT. First Industrial Realty Trust, Inc.'s policies with respect to those activities may be reviewed and modified from time to time by First Industrial Realty Trust, Inc.'s directors without notice to, or the vote of, its stockholders.

     Please see "Where You Can Find More Information" for how to obtain the reports filed by First Industrial, L.P. with the Securities and Exchange Commission. The Annual Report on Form 10-K/A No. 1 of First Industrial, L.P. contains financial statements certified by independent public accountants.

Additional Information About the Properties of First Industrial, L.P. and the Other Real Estate Partnerships

     First Industrial, L.P. and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by First Industrial, L.P. and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties that compete for the same tenants as First Industrial, L.P and the Other Real Estate Partnerships. First Industrial, L.P. does not believe that the such competition is material to its business.

                        FEDERAL INCOME TAX CONSIDERATIONS

Ownership and Disposition of the New Notes

     The following discussion is a summary of certain United States federal income tax consequences expected to result from the ownership and disposition of the new notes by holders who acquire the new notes in the exchange offer and who hold the new notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal income tax consequences discussed below. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the IRS has been or will be sought.

     The United States federal income tax treatment of a holder of new notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, partnerships or other passthrough entities, insurance companies, broker-dealers, expatriates and persons holding the new notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     As used herein, the term "U.S. Holder" means a beneficial owner of new notes that is for United States federal income tax purposes

     o    a citizen or resident of the United States,

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,

     o an estate whose income is subject to United States federal income tax regardless of its source,

     o    a trust, if both

          -- a court within the United States is able to exercise primary supervision over the administration of the trust and

          -- one or more United States persons have the authority to control all substantial decisions of the trust, or

     o certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is, for United States federal income tax purposes, a non resident alien or a corporation, trust or estate that is not a U.S. Holder.

U.S. Holders

     Exchange Offer. Pursuant to the exchange offer, the old notes may be exchanged for new notes, which do not differ materially either in kind or extent from the old notes. Accordingly, no gain or loss will be realized for United States federal income tax purposes upon an exchange of the old notes for the new notes pursuant to the exchange offer. A U.S. Holder will have the same basis and holding period in the new notes that it had in the old notes immediately prior to the exchange.

     Payments of Interest. In general, interest on a new note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

     Market Discount. If a U.S. Holder purchases a new note (or purchased the old note for which the new note was exchanged) for an amount that is less than its principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. Holder's purchase price will be treated as "market discount".

     Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a new note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued on such new note at the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a new note with market discount until the maturity of the new note or certain earlier dispositions.

     A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their tax advisors.

     Amortizable Bond Premium. If a U.S. Holder purchases a new note (or purchased the old note for which the new note was exchanged) for an amount in excess of its principal amount, the new note will be considered to have "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the new note and may offset interest otherwise required to be included in respect of the new note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their own tax advisors.

     Sale, Retirement or Other Taxable Disposition. Except as discussed above under the discussion of market discount, a U.S. Holder of a new note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between

     o the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income) and

     o    the U.S. Holder's adjusted tax basis in such new note.

     A U.S. Holder's tax basis in a new note generally will be equal to the price paid for the old note for which it was exchanged increased by any accrued market discount that the U.S. Holder has included in income and decreased by the amount of any amortizable bond premium taken with respect to such Note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%, whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for 12 months or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation's holding period.

Non-U.S. Holders

     A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of interest on a new note if such interest is not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the capital interests or profits interests of First Industrial, L.P. or is a controlled foreign corporation related to First Industrial, L.P., in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that

     o    is signed by the Non-U.S. Holder under penalties of perjury,

     o    certifies that the Non-U.S. Holder is not a U.S. Holder, and

     o    provides the name and address of the Non-U.S. Holder.

     The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

     A Non-U.S. Holder generally will not be subject to federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a new note, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard. As noted above, an exchange of an old note for a new note pursuant to the exchange offer will not constitute a taxable exchange of the old note.

     If interest and other payments received by a Non-U.S. Holder with respect to the new notes (including proceeds from a sale, retirement or other disposition of the new notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the new notes), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

     The new notes will not be includable in the estate of a Non-U.S. Holder who is an individual unless the individual owns directly, or by attribution, 10% or more of the capital interests or profits interests of First Industrial, L.P. or, at the time of such individual's death, payments in respect of the new note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, Make-Whole Amounts, if any, and interest on, and the proceeds of the disposition of, the new notes, if the U.S. Holder:

     o fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number,

     o    furnishes an incorrect TIN,

     o is notified by the IRS that it has failed to report payments of interest or dividends or

     o under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

     In addition, such payments of principal, Make-Whole Amounts, if any, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder of a new note who provides the certification described above (in the discussion of the payment of interest to Non-U.S. Holders) or otherwise establishes an exemption from backup withholding. Payments of principal or Make-Whole Amounts, if any, or the proceeds of a disposition of the new notes by or through a

United States office of a broker generally will be subject to backup withholding at a rate of 31% and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payments of principal or Make-Whole Amounts, if any, or the proceeds of a disposition of the new notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 30 days after this prospectus is mailed to holders of the old notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of new notes may be considered to be an "underwriter" within the meaning of the Act and any profit of such resale of new notes and any commissions or concessions received by any person may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act. Each broker-dealer that receives new notes under the exchange offer agrees to notify us before using this prospectus in connection with the sale or transfer of new notes and will be notified by us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus to make the statements in this prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer.

     We have agreed to pay all expenses for the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters concerning the new notes will be passed upon for us by Cahill Gordon & Reindel, New York, New York.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2000 for First Industrial, L.P., have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   PRINCIPAL OFFICE OF FIRST INDUSTRIAL, L.P.:

                               311 S. Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 344-4300


                      TRUSTEE, PAYING AGENT AND REGISTRAR:

                      U.S. Bank Trust National Association
                             U.S. Bank Trust Center
                              180 East Fifth Street
                            St. Paul, Minnesota 55101



                                 EXCHANGE AGENT:

                      U.S. Bank Trust National Association
                   By Registered, Certified or Overnight Mail:
                      U.S. Bank Trust National Association
                            Attn: Specialized Finance
                              180 East Fifth Street
                               St. Paul, MN 55101

                              By First Class Mail:
                      U.S. Bank Trust National Association
                                 P.O. Box 64485
                             St. Paul, MN 55164-9549

                              By Hand (all others):
                      U.S. Bank Trust National Association
                         Fourth Floor - Bond Drop Window
                              180 East Fifth Street
                               St. Paul, MN 55101

                                  By Facsimile:
                 (651) 244-1547 (for Eligible Institutions Only)

                                Telephone Number:
                       (800) 934-6802 Bondholder Services

================================================================================

July 23, 2001







                             FIRST INDUSTRIAL, L.P.



                   $200,000,000 7.375% senior notes due 2011



                                 --------------

                                   PROSPECTUS

                                 --------------


















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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
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